May 2017

Pricing Sheet dated May 12, 2017 relating to

Preliminary Terms No. 1,540 dated May 11, 2017

Registration Statement Nos. 333-200365; 333-200365-12

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Enhanced Buffered Jump Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due July 7, 2023

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – May 12, 2017
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Issue price:		$10 per security
Stated principal amount:		$10 per security
Pricing date:		May 12, 2017
Original issue date:		May 17, 2017 (3 business days after the pricing date)
Maturity date:		July 7, 2023
Aggregate principal amount:		$2,400,000
Interest:		None
Underlying indices:		The S&P 500® Index (the “SPX Index”) and the Russell 2000® Index (the “RTY Index”)
Payment at maturity:

•    If the final index value of each underlying index is greater than or equal to its respective downside threshold value:

$10 + the upside payment

•    If the final index value of either underlying index is less than its respective downside threshold value, meaning the value of either underlying index has declined by more than the buffer amount of 20% from its respective initial index value to its respective final index value:

$10 × (index percent change of the worst performing underlying index + 20%)

Because the index percent change of the worst performing underlying index will be less than -20% in this scenario, the payment at maturity will be less, and potentially significantly less, than the stated principal amount of $10.

Upside payment:		$5.50 per security (55% of the stated principal amount)
Index percent change:		With respect to each underlying index, (final index value - initial index value) / initial index value
Worst performing underlying index:		The underlying index that has declined the most, meaning that it has the lesser index percent change
Initial index value:

With respect to the SPX Index, 2,390.90, which is the index closing value of such index on the pricing date

With respect to the RTY Index, 1,382.770, which is the index closing value of such index on the pricing date

Downside threshold value:		With respect to the SPX Index, 1,912.72, which is 80% of the initial index value for such index With respect to the RTY Index, 1,106.216, which is 80% of the initial index value for such index
Final index value:		With respect to each underlying index, the arithmetic average of the index closing value on each of the averaging dates
Averaging dates:		With respect to each underlying index, each index business day on which there is no market disruption event with respect to such underlying index during the approximately 3-month period from and including April 3, 2023 to and including July 3, 2023.
Buffer amount:		20%
Minimum payment at maturity:		$2.00 per security
CUSIP / ISIN:		61766W568 / US61766W5682
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.708 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$10	$0.05(1)
		$0.05(2)	$9.90
Total	$2,400,000	$24,000	$2,376,000

(1) Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.05 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2) Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

(3) See “Use of proceeds and hedging” in the accompanying preliminary terms.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. The securities are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the securities.

The “Russell 2000® Index” is a trademark of Russell Investments. The securities are not sponsored, endorsed, sold or promoted by Russell Investments Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the securities.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Terms No. 1540 dated May 11, 2017

Product Supplement for Jump Securities dated February 29, 2016     Index Supplement dated January 30, 2017     Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.